As filed with the Securities and Exchange Commission on August 3, 2004.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Esterline Technologies Corporation

(Exact name of registrant as specified in its charter)

Delaware	13-2595091
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

500 108th Avenue N.E.

Bellevue, Washington 98004
(425) 453-9400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert W. Cremin

President and Chief Executive Officer
Esterline Technologies Corporation
500 108th Avenue N.E.
Bellevue, Washington 98004
(425) 453-9400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew Bor

Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101-3099
(206) 359-8000

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions and other factors.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to be	Offering Price	Aggregate	Amount of
of Securities to Be Registered	Registered(1)	Per Unit(1)	Offering Price(2)	Registration Fee

Common stock, $0.20 par value(3)

Debt securities

Convertible debt securities

Stock purchase contracts

Stock purchase units(4)

Total			$300,000,000	$38,010

(1)	Not applicable pursuant to Form S-3 General Instruction II.D. If any debt securities are issued at an original issue discount, the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $300,000,000.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933. Pursuant to General Instruction II(D) of Form S-3, the table does not specify by each class information as to the proposed maximum aggregate offering price. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(3)	Subject to footnote (2), there is being registered hereunder an indeterminate number of shares of common stock as may from time to time be sold, and an indeterminate number of shares of common stock as may from time to time be issued, upon settlement of stock purchase contracts or stock purchase units and upon conversion of convertible debt securities issued directly, hereunder. No separate consideration will be received for any shares of common stock so issued upon settlement or conversion.

(4)	Each stock purchase unit will consist of a (i) stock purchase contract, under which the holder, upon settlement, will purchase an indeterminate number of shares of common stock and (ii) beneficial interest in debt securities, convertible debt securities, convertible subordinated debt securities or debt obligations of third parties, including U.S. Treasury securities, purchased with the proceeds from the sale of the stock purchase units. Each beneficial interest will be pledged to secure the obligation of such holder to purchase such shares of common stock. No separate consideration will be received for the stock purchase contracts or the related beneficial interests.

     Esterline hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Esterline files a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement becomes effective on such date as the commission acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any jurisdiction in which the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 3, 2004

PROSPECTUS

$300,000,000

Esterline Technologies Corporation

Common Stock

Debt Securities
Convertible Debt Securities
Stock Purchase Contracts
Stock Purchase Units

        We may offer common stock, debt securities, convertible debt securities stock purchase contracts or stock purchase units from time to time. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. The securities offered by this prospectus will have an aggregate public offering price of up to $300,000,000.

      You should read carefully this prospectus and any supplement before you invest. You may not use this prospectus to sell securities unless it includes a prospectus supplement.

      Our common stock is quoted on the New York Stock Exchange under the symbol “ESL.” On July 30, 2004, the closing sale price as quoted on the New York Stock Exchange was $31.39 per share.

      Our principal executive offices are located at 500 108th Avenue NE, Bellevue, Washington 98004, and our telephone number is (425) 453-9400. Our website is http://esterline.com. Information contained on our website does not constitute part of this prospectus.

       Investing in the securities we may offer involves various risks. See the section entitled “Note Regarding Forward-Looking Statements” on page 2. Additional risks associated with an investment in our company as well as with the particular types of securities will be described in the related prospectus supplement.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

i

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may offer from time to time up to $300,000,000 of the following securities:

•	common stock;

•	debt securities;

•	convertible debt securities

•	stock purchase contracts; and

•	stock purchase units.

      This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under “Information Incorporated By Reference.”

      This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

      You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

      We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. All statements other than statements of historical fact that we make in this prospectus or in any document incorporated by reference are forward-looking. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus, any prospectus supplement or the documents incorporated into this prospectus are forward-looking statements.

      We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus, any prospectus supplement and the documents incorporated into this prospectus may cause our actual results, performance or achievements to materially differ from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include, but are not limited to:

•	a significant downturn in the aerospace industry;

•	a significant reduction in defense spending;

•	a decrease in demand for our products as a result of competition, technological innovation or otherwise;

•	our inability to identify future acquisition candidates or to integrate acquired operations; and

•	loss of a significant customer or defense program.

      Given these risks and uncertainties, you are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements included or incorporated by reference into this prospectus are made only as of the date of this prospectus or the applicable incorporated document. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of these reports and other information may be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the SEC.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended. This prospectus does not contain all the information in the registration statement. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, as amended, including exhibits, at the SEC’s public reference facilities or website. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INFORMATION INCORPORATED BY REFERENCE

      The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	our annual report on Form 10-K for the fiscal year ended October 31, 2003, filed on December 17, 2003, File No. 1-6357;

•	our quarterly report on Form 10-Q for the quarter ended January 30, 2004, filed on March 11, 2004, File No. 1-6357;

•	our quarterly report on Form 10-Q for the quarter ended April 30, 2004, filed on June 9, 2004, File No. 1-6357;

•	our current report on Form 8-K filed on July 9, 2004, File No. 1-6357;

•	the description of the common stock in our current report on Form 8-K filed on January 26, 2001, File No. 1-6357, including any amendments or reports filed for the purpose of updating such description; and

•	the description of the preferred share purchase rights in our registration statement on Form 8-A, as amended, filed on December 12, 2002, under Section 12(b) of the Exchange Act, File No. 1-6357, including any amendments or reports filed for the purpose of updating such description.

      You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits, free of charge by contacting our corporate communications department at our principal offices, which are located at 500 108th Avenue N.E., Suite 1500, Bellevue, Washington 98004, telephone number (425) 453-9400.

ESTERLINE TECHNOLOGIES CORPORATION

      We are a specialized manufacturing company incorporated in 1967 that principally serves aerospace and defense customers. We design, manufacture and market highly engineered products and systems for application within the industries we serve. Our strategy is to maintain a leadership position in niche markets for the development and manufacture of highly engineered products that are essential to our customers. Our current business and strategic growth plan focuses on the continued development of these products in three key technology segments — avionics and controls, sensors and systems, and specialized high-performance elastomers and other complex materials, principally for aerospace and defense markets. Our products are often mission-critical equipment, which have been designed into particular military and commercial platforms and in certain cases can only be replaced by products of other manufacturers following a formal certification process.

USE OF PROCEEDS

      Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities to fund acquisitions, to repay or refinance debt and for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Six Months	Fiscal Year Ended
	Ended
	April 30,	October 30,	October 25,	October 26,	October 27,	October 31,
	2004	2003	2002	2001	2000	1999

	(Dollars in thousands)
Income from continuing operations before income taxes	$13,103	$42,791	$41,745	$67,067	$45,308	$46,583
Fixed charges(1) Interest expense	8,457	11,995	7,122	7,663	8,124	9,011
Amortization of debt issuance cost	497	703	167	178	116	107
Interest included in rental expense	1,391	2,398	2,164	2,035	1,957	1,549

Total	10,345	15,096	9,453	9,876	10,197	10,667
Earnings(2)	$23,448	$57,887	$51,198	$76,943	$55,505	$57,250
Ratio of earnings available to cover fixed charges	2.3	3.8	5.4	7.8	5.4	5.4

(1)	Fixed charges consist of interest on indebtedness and amortization of debt issuance cost plus that portion of lease rental expense representative of the interest factor.

(2)	Earnings consist of income from continuing operations before income taxes plus fixed charges.

GENERAL DESCRIPTION OF SECURITIES

      We may offer shares of common stock, debt securities, convertible debt securities, stock purchase contracts and stock purchase units. We may offer up to $300,000,000 worth of securities under this prospectus. The securities involve various risks that we will describe in the sections entitled “Risk Factors” that appear in the prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

      Under our current Amended and Restated Certificate of Incorporation, we may issue up to 60,000,000 shares of common stock, par value $.20 per share; 25,000 shares of preferred stock, par value $100 per share; and 475,000 shares of serial preferred stock, par value $1 per share, of which 150,000 shares have been designated Series A Serial Preferred Stock and 300,000 shares have been designated Series B Serial Preferred Stock and reserved for issuance pursuant to our Shareholder Rights Plan. The following description of our capital stock is qualified in its entirety by our Amended and Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws.

      Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of outstanding preferred stock or serial preferred stock. Upon the liquidation, dissolution or winding up of Esterline, the holders of common stock are entitled to receive ratably our assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock or serial preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock or serial preferred stock that we may designate and issue in the future.

      Our board of directors will have the authority to issue preferred stock and serial preferred stock in one or more series and to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series, and the qualifications, limitations or restrictions of any unissued series of preferred stock or serial preferred stock, and to establish from time to time the number of shares constituting any such series. The issuance of preferred stock or serial preferred stock may have the effect of delaying, deferring or preventing a change in control of Esterline without further action by the shareholders. The issuance of preferred stock or serial preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Except for the reservation of the series of serial preferred stock described above, no shares of preferred stock or serial preferred stock are currently outstanding.

Rights Agreement

      Our board of directors has adopted a rights agreement. We have issued one preferred share purchase right for each additional share of common stock that becomes outstanding between December 23, 2002 and the earliest of:

•	the distribution date, which is the earlier of: (1) the close of business on the tenth business day after a public announcement that a person has acquired beneficial ownership of 15% or more of our outstanding shares of common stock; and (2) the close of business on the tenth business day, or such later day as our board of directors may determine, following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding shares of common stock that could result in the offeror becoming the beneficial owner of 15% or more of our outstanding shares of common stock;

•	the date on which the rights expire, December 11, 2012; and

•	the date, if any, on which our board of directors redeems the preferred share purchase rights.

      Until a preferred share purchase right is exercised, the holder of such right will have no rights as one of our stockholders.

      The preferred share purchase rights have certain antitakeover effects and will cause substantial dilution to a person that attempts to acquire us on terms not approved by our board of directors. The preferred share purchase rights should not affect any prospective offeror willing to make an all-cash offer at a full and fair price, or willing to negotiate with our board of directors. Similarly, the preferred share purchase rights will not interfere with any merger or other business combination approved by our board of directors since the board of directors may, at its option, redeem all, but not less than all, of the then outstanding preferred share purchase rights at the redemption price.

      Each preferred share purchase right entitles its registered holder to purchase from us one one-hundredth of a share of our Series B Serial Preferred Stock, at a price of $161.00 per one one-hundredth of a preferred share, subject to adjustment as described below.

      Until the distribution date, the preferred share purchase rights will be evidenced by the certificates for the shares of common stock registered in the names of the holders, rather than by separate certificates. Therefore, until the distribution date, or earlier redemption or expiration of the preferred share purchase rights, the preferred share purchase rights will be transferred with and only with the shares of common stock.

      As soon as possible after the distribution date, separate certificates evidencing the preferred share purchase rights will be delivered to holders of record of the shares of common stock as of the close of business on the distribution date and to each initial record holder of certain shares of common stock originally issued after the distribution date. These separate certificates alone will evidence the preferred share purchase rights from that time forward.

      The preferred share purchase rights are not exercisable until the distribution date and will expire on December 11, 2012, unless redeemed prior to expiration, as described below.

      The number of preferred shares or other securities or property issuable, and the purchase price payable, upon exercise of the preferred share purchase rights, the redemption price and the number of preferred share purchase rights associated with each outstanding common share are subject to adjustment from time to time to preserve the economic value of the preferred share purchase rights. Our board of directors may make any such adjustments

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred shares;

•	if holders of the preferred shares are granted certain rights or warrants to subscribe for preferred shares or convertible securities at less than the current market price of the preferred shares; or

•	upon the distribution to holders of the preferred shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price.

      If at any time after the distribution date any of the events below occur, each rights holder will have the right to receive, upon exercise, shares of our common stock (or, in certain circumstances, cash, property or other securities of Esterline) having a market value of twice the purchase price:

•	we are the surviving corporation in a merger with a person that beneficially owns 15% or more of our outstanding common shares and shares of our common stock are not changed or exchanged;

•	a person becomes the beneficial owner of more than 15% of the outstanding shares of our common stock, other than pursuant to an offer for all outstanding shares of our common stock which the independent directors of our board of directors determine to be fair to and otherwise in the best interests of Esterline and its shareholders (a “Fair Offer”);

•	a person that beneficially owns 15% or more of our outstanding common shares engages in one or more “self-dealing” transactions as set forth in the rights agreement; or

•	during such time as there is a person that beneficially owns 15% or more of our outstanding common shares, an event occurs, such as a reverse stock split, which results in such person’s ownership interest being increased by more than 1%.

      Following the occurrence of any of the events set forth above, any preferred share purchase rights that are at any time beneficially owned by a beneficial owner of 15% or more of our outstanding shares of common stock, or any affiliate or associate of that person, will be null and void and nontransferable. Furthermore, any holder of any preferred share purchase rights who beneficially owns 15% or more of our shares of common stock, any affiliate or associate of that person, or any purported transferee or subsequent holder will be unable to exercise or transfer the holder’s preferred share purchase rights. The preferred share purchase rights are not exercisable following the occurrence of the events set forth above until such time our right to redeem the preferred share purchase right expires, as more fully described below.

      After a person becomes the beneficial owner of 15% or more of our outstanding shares of common stock, each of the following events would entitle each holder of a preferred share purchase right (other than a holder of those rights that have become null and void and nontransferable as described above) to purchase, for the purchase price, shares of common stock of the acquiring company which at the time of the event have a market value (or if no market exists, the fair value as determined in good faith by our board of directors) of twice the purchase price:

•	the acquisition of Esterline in a merger or other business combination transaction in which Esterline is not the surviving corporation, other than a merger that follows a Fair Offer; or

•	the sale or transfer of 50% or more of our assets or earning power, in one or more transactions.

      At any time until ten days following the public announcement of any person’s acquiring beneficial ownership of 15% or more of our outstanding shares of common stock, our board of directors may redeem the preferred share purchase rights in whole, but not in part. The redemption price of $0.01 per preferred share purchase right, subject to adjustment as provided in the rights agreement, may be paid in cash, shares of common stock or other consideration deemed appropriate by our board of directors. After the redemption period has expired, our right of redemption may be reinstated if the acquiring person reduces his, her or its beneficial ownership to less than 15% of the outstanding shares of common stock in a transaction or series of transactions not involving us.

      Other than those provisions relating to the economic terms of the preferred share purchase rights, at any time prior to any person’s acquiring beneficial ownership of 15% or more of our outstanding shares of common stock, we may, without the approval of any holder of the preferred share purchase rights, amend any provision of the rights agreement. After the time that a person beneficially owns 15% or more of our outstanding common shares, our board of directors may amend the provisions of the rights agreement to cure any ambiguity, to make changes that do not adversely affect the interests of the rights holders (except for the interests of any person that beneficially owns 15% or more of our outstanding common shares), or to shorten or lengthen any time period under the rights agreement; provided, however, that our board of directors may not make any amendment to adjust the time period governing our redemption right at any time after our right to redeem the preferred share purchase rights has expired.

      The preferred shares issuable upon exercise of the preferred share purchase rights have the following characteristics:

•	they are not redeemable;

•	the holders of preferred shares will be entitled to a preferential quarterly dividend payment equal to the greater of (a) $1.00 per share and (b) 100 times the dividend declared per common share, if any;

•	the holders of preferred shares will be entitled to a preferential payment per share of all accrued and unpaid dividends and distributions per share, plus $100 per preferred share in the event of voluntary or involuntary dissolution, liquidation or winding up of Esterline;

•	the holders of preferred shares will be entitled to 100 votes per share, voting together with the shares of common stock; and

•	the holders of preferred shares will be entitled to receive, per share, 100 times the amount received per common share, in the event of any merger, business combination, consolidation or other transaction in which the shares of common stock are exchanged.

      Because of the nature of the preferred shares’ dividend, liquidation and voting rights, the value of the one one-hundredth interest in a preferred share issuable upon exercise of each preferred share purchase right should approximate the value of one common share. Customary antidilution provisions are designed to protect that relationship in the event of certain changes in the common and preferred shares.

      We may, but are not required to, issue fractional shares that are an integral multiple of one one-hundredth of a preferred share upon the exercise of preferred share purchase rights. In lieu of fractional shares, we may utilize a depository arrangement as provided by the terms of the preferred shares. In the case of fractions other than one one-hundredth of a preferred share or integral multiples thereof, we may make a cash payment based on the market price of such shares.

DESCRIPTION OF THE DEBT SECURITIES

      The following briefly summarizes certain general terms and provisions of the debt securities. The debt securities will be issued under an indenture among us and a trustee. The form of indenture, which includes the form of debt securities, has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

      The prospectus supplements will describe the particular terms and provisions of any series of debt securities. Therefore, you should rely on the information in the applicable prospectus supplement, in particular if the information in the prospectus supplement is different from the information provided below. Where any provision in any prospectus supplement is inconsistent with any provision in this summary, the prospectus supplement will control.

General

      The indenture does not limit the aggregate principal amount of debt securities that may be issued under the indenture. We may issue debt securities from time to time in one or more series. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be our unsecured obligations and will rank equally with our other unsecured and unsubordinated indebtedness.

      You should refer to the prospectus supplement that accompanies this prospectus for a description of the specific series of debt securities we are offering by that prospectus supplement. The terms may include:

•	the title of the debt securities and the series in which the debt securities will be included;

•	the authorized denominations and aggregate principal amount of the debt securities;

•	the date or dates on which the debt securities will mature or the method for determining those dates;

•	the rate or rates, which may be fixed or variable, per annum at which the debt securities will bear interest, if there is any interest, and if such rate is variable, the manner of calculation of interest and the date from which interest will accrue or the method for determining such date or dates;

•	the place or places where the principal of and any premium and interest on the debt securities will be payable;

•	the dates on which the interest will be payable and the corresponding record dates;

•	the period or periods within which, the price or prices at which, and the terms and conditions on which, the debt securities may be redeemed, in whole or in part, at our option;

•	any mandatory or optional sinking fund or purchase fund or analogous provisions;

•	the terms and conditions of any redemption of the debt securities and any redemption price;

•	the portion of the principal amount of the debt securities payable upon declaration of the acceleration of the maturity of the debt securities and any method by which that portion will be payable;

•	the person to whom any interest on any debt security shall be payable if other than the person in whose name the debt security is registered on the applicable record date;

•	any additional events of default or covenants applicable to the debt securities;

•	if applicable, provisions related to the issuance of debt securities in book-entry form; and

•	any other special terms pertaining to the debt securities.

      Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

      Unless otherwise provided in a prospectus supplement, the senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and senior indebtedness, and the subordinated debt securities will be unsecured obligations of ours and will be subordinated in right of payment to all of our senior indebtedness.

      Because we are a holding company, our rights and the rights of our creditors (including the holders of debt securities) and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

      Unless otherwise specified in the applicable prospectus supplement, we will issue the debt securities in fully registered form without coupons. If we issue debt securities of any series in bearer form, the applicable prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to those debt securities and to payment on and transfer and exchange of those debt securities.

      The debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to those debt securities.

Payment, Registration, Transfer and Exchange

      Subject to any applicable laws or regulations, we will make payments on the debt securities at a designated office or agency, unless the applicable prospectus supplement sets forth otherwise. At our option, however, we may also make interest payments on the debt securities in registered form:

•	by checks mailed by the trustee to the holders of debt securities entitled to interest payments at their registered addresses,

•	by wire transfer to an account maintained by the person entitled to interest payments as specified in the debt register, or

•	upon request of a holder of $1,000,000 principal amount or more, interest will be paid by wire transfer as described above.

      Unless the applicable prospectus supplement indicates otherwise, we will pay any installment of interest on debt securities in registered form to the person in whose name the debt security is registered at the close of business on the regular record date for that installment of interest.

      Unless the applicable prospectus supplement sets forth otherwise, debt securities issued in registered form will be transferable or exchangeable at the agency we may designate from time to time. Debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection with the transfer or exchange.

Book-Entry Procedures

      The applicable prospectus supplement for each series of debt securities will state whether those debt securities will be subject to the following provisions.

      Unless debt securities in physical form are issued, the debt securities will be represented by one or more fully registered global certificates, in denominations of $1,000 or any integral multiple of $1,000. Each global certificate will be deposited with, or on behalf of, The Depository Trust Company (DTC), and registered in its name or in the name of Cede & Co., its nominee. No holder of debt securities initially issued as a global certificate will be entitled to receive a certificate in physical form, except as set forth below.

      DTC has advised that:

•	DTC is:

—	a limited purpose trust company organized under the laws of the State of New York;

—	a member of the Federal Reserve System;

—	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

—	a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act.

•	DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book entries, thereby eliminating the need for physical movement of certificates.

•	DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations.

•	Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

      Holders that are not DTC participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the debt securities may do so only through DTC participants. In addition, holders of the debt securities will receive all distributions of principal and interest from the trustee through DTC participants. Under the rules, regulations and procedures creating and affecting DTC and its operation, DTC is required to make book-entry transfers of debt securities among DTC participants on whose behalf it acts and to receive and transmit distributions of principal of, and interest on, the debt securities. Under the book-entry system, holders of debt securities may experience some delay in receipt of payments, since the trustee will forward such payments to Cede & Co., as nominee for DTC, and DTC, in turn, will forward the payments to the appropriate DTC participants.

      DTC participants will be responsible for distributions to holders of debt securities, which distributions will be made in accordance with customary industry practices. Although holders of debt securities will not have possession of the debt securities, the rules of DTC provide a mechanism by which those holders will receive payments and will be able to transfer their interests. Although the DTC participants are expected to convey the rights represented by their interests in any global security to the related holders, because DTC can only act on behalf of DTC participants, the ability of holders of debt securities to pledge the debt securities to persons or entities that are not DTC participants or to otherwise act with respect to the debt securities may be limited due to the lack of physical certificates for the debt securities.

      Neither we nor the trustee under the indenture nor any agent of us or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the debt securities or for supervising or reviewing any records relating to such beneficial ownership interests. Since the only “holder of debt securities,” for purposes of the indenture, will be Cede & Co., as nominee of DTC, the trustee will not recognize holders of debt securities as “holders of debt securities,” and holders of debt securities will be permitted to exercise the rights of holders only indirectly through DTC and DTC participants. DTC has advised us that it will take any action permitted to be taken by a holder of debt securities under the indentures only at the direction of one or more DTC participants to whose accounts with DTC the related debt securities are credited.

      All payments we make to the trustee will be in immediately available funds.

      Physical certificates will be issued to holders of a global security, or their nominees, if:

•	DTC advises the trustee in writing that DTC is no longer willing, able or eligible to discharge properly its responsibilities as depository and we are unable to locate a qualified successor,

•	we decide in our sole discretion to terminate the book-entry system through DTC, or

•	upon the request of a holder, following an event of default.

      In such event, the trustee under the indenture will notify all holders of debt securities through DTC participants of the availability of such physical debt securities. Upon surrender by DTC of the definitive global note representing the debt securities and receipt of instructions for reregistration, the trustee will reissue the debt securities in physical form to holders or their nominees.

      Debt securities in physical form will be freely transferable and exchangeable at the office of the trustee upon compliance with the requirements set forth in the indenture.

      No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge may be required.

Consolidation, Merger or Sale

      The indenture provides that we may merge or consolidate with or into any other corporation or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, if:

•	in the case of a merger or consolidation, we are the surviving corporation;

•	in the case of either a merger or consolidation where we are not the surviving corporation, or a sale, conveyance or other disposition of all or substantially all of our assets to another person:

—	the resulting, successor or acquiring person is a corporation organized and existing under the laws of the United States or any state thereof; and

—	that corporation expressly assumes by supplemental indenture all of our obligations under the debt securities, any related coupons and the indentures;

•	immediately after giving effect to the merger or consolidation, or the sale, conveyance, transfer, lease or other disposition, no default or event of default under the indenture will have occurred and be continuing; and

•	certain other conditions are met.

      If a successor corporation assumes our obligations, then that successor corporation will succeed to and be substituted for us under the indenture and under the debt securities and any related coupons, and all of our obligations will terminate.

Certain Covenants

      We have agreed to some restrictions on our activities for the benefit of holders of the debt securities. The restrictive covenants summarized below will apply, unless the covenants are waived or amended, so long as any of the debt securities are outstanding. We have provided a list of certain definitions at the end of this section to define the capitalized words used in describing the covenants.

      Limitation on Secured Indebtedness. We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, create, assume, incur or guarantee any Secured Indebtedness unless we secure the debt securities equally and ratably with (or prior to) such Secured Indebtedness. However, we may incur Secured Indebtedness without securing the debt securities if, immediately after incurring the Secured Indebtedness, the aggregate amount of all Secured Indebtedness and the aggregate amount of Attributable Debt then outstanding pursuant to Sale and Leaseback Transactions would not exceed 15% of Consolidated Net Tangible Assets. The aggregate amount of all Secured Indebtedness in the preceding sentence excludes Secured Indebtedness which is secured equally and ratably with the debt securities and Secured Indebtedness that is being repaid concurrently.

      Limitation on Sale and Leaseback Transactions. We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction, unless either:

•	immediately thereafter, the sum of

—	the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into by us or one of our Restricted Subsidiary and

—	the aggregate amount of all Secured Indebtedness, excluding Secured Indebtedness which is secured to the same extent as the debt securities does not exceed 15% of Consolidated Net Tangible Assets, or

•	an amount equal to the greater of

—	the net proceeds to Esterline or a Restricted Subsidiary from such sale and

—	the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction, is used within 180 days to retire long-term debt of Esterline or a Restricted Subsidiary. However, debt which is subordinate to the debt securities or which is owed to us or a Restricted Subsidiary may not be retired.

Events of Default, Notice and Certain Rights on Default

      Events of default under the indenture for a series of debt securities are defined as:

•	default for 30 days in payment of any interest on any debt security of that series or any related coupon or any additional amount payable for the debt securities of that series as specified in the applicable prospectus supplement when due;

•	default in payment of principal or premium, if any, on redemption or otherwise, or in the making of a mandatory sinking fund payment of any debt securities of that series when due;

•	default for 60 days after notice to us by the trustee, or to us and the trustee by the holders of 25% or more in aggregate principal amount of the outstanding debt securities of that series, in the performance of any other agreement applicable to the debt securities of that series, in the indenture or in any supplemental indenture under which the debt securities of that series may have been issued; and

•	certain events of bankruptcy, insolvency or reorganization.

      If an event of default specified in the indenture for the debt securities of any series occurs and is continuing, either the trustee for that series or the holders of 25% or more in aggregate principal amount of the outstanding debt securities of that series, by written notice to us, may:

•	declare the principal of all the debt securities of that series to be due and payable, or

•	in the case of original issue discount debt securities or indexed debt securities, declare the portion of the principal amount specified in the applicable prospectus supplement to be due and payable.

      If the holders of debt securities of a series give notice of the declaration of acceleration to us, then they are also required to give notice to the trustee for that series.

      The trustee for any series of debt securities is required to give notice to the holders of the debt securities of that series of all uncured defaults within 60 days after the occurrence of a default known to it on debt securities of that series. In addition, notice will not be given until 60 days after the occurrence of a default on debt securities of that series involving a failure to perform a covenant other than the obligation to pay principal, premium, if any, or interest, if any, or make a mandatory sinking fund payment. In addition, the trustee may withhold that notice if and so long as a committee of its responsible officers in good faith determines that withholding that notice is in the interest of the holders of the debt securities of that series, except in the case of a default in payment on the debt securities of that series. Default means any event that is, or, after notice or passage of time or both, would be, an event of default.

      The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless those holders have offered the trustee reasonable indemnity. Subject to those trustee indemnification provisions, the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected (with each series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or power conferred on the trustee.

      We will file annually with the trustee a certificate as to our compliance with all conditions and covenants of the indenture.

      The holders of at least a majority in aggregate principal amount of any series of debt securities, by notice to the trustee for that series, may waive, on behalf of the holders of all debt securities of that series, any past default or event of default with respect to that series and its consequences, and may rescind and annul a declaration of acceleration with respect to that series. However, a default or event of default in the payment of the principal of, or premium or interest on, any debt security and certain other defaults may not be waived.

Modification of the Indentures

      We, as well as the trustee for a series of debt securities, may enter into one or more supplemental indentures, without the consent of the holders of any of the debt securities, in order to:

•	evidence the succession of another corporation to us and the assumption of all of our obligations under the debt securities, any related coupons and its covenants by a successor;

•	add to our covenants or surrender any of our rights or powers;

•	add additional events of default for any series;

•	add, change or eliminate any provision affecting debt securities that are not yet issued;

•	secure the debt securities;

•	establish the form or terms of debt securities not yet issued;

•	evidence and provide for successor trustees;

•	permit payment in respect of debt securities in bearer form in the United States, if allowed without penalty under applicable laws and regulations; or

•	correct or supplement any inconsistent provisions, cure any ambiguity or mistake, or add any other provisions, on the condition that this action does not adversely affect the interests of any holder of debt securities of any series issued under the indenture in any material respect.

      In addition, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the supplemental indenture, we and the trustee may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or any supplemental indenture or modifying the rights of the holders of debt securities of that series. However, no such supplemental indenture may, without the consent of the holder of each debt security that is affected:

•	change the time for payment of principal or interest on any debt security;

•	reduce the principal of, or any installment of principal of, or interest on, any debt security;

•	reduce the amount of premium, if any, payable upon the redemption of any debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of an original issue discount debt security;

•	impair the right to institute suit for the enforcement of any payment on or for any debt security;

•	reduce the percentage in principal amount of the outstanding debt securities of any series the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

•	modify the provisions relating to waiver of some defaults or any of the foregoing provisions; or

•	change the currency of payment.

      Any supplemental indenture will be filed with the SEC as an exhibit to:

•	a post-effective amendment to the registration statement of which this prospectus is a part;

•	an annual report on Form 10-K;

•	a quarterly report on Form 10-Q; or

•	a current report on Form 8-K.

Defeasance and Covenant Defeasance

      When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government obligations to pay the principal, interest, any premium and any mandatory sinking fund or analogous payments due to the stated or a redemption date of the debt securities of a particular series, then at our option:

•	we will be discharged from our obligations for the debt securities of that series, which is referred to as “defeasance,” or

•	we will no longer be under any obligation to comply with certain covenants under the indenture, and some events of default will no longer apply to us, which is referred to as “covenant defeasance.”

      If a defeasance occurs, the holders of the debt securities of the affected series will no longer be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Those holders may look only to the deposited funds or obligations for payment.

      Unless otherwise specified in the applicable prospectus supplement and except as described below, the conditions to both defeasance and covenant defeasance are as follows:

•	it must not result in a breach or violation of, or constitute a default or event of default under, the indenture, or result in a breach or violation of, or constitute a default under, any other of our material agreements or instruments;

•	certain bankruptcy-related defaults or events of default with respect to us must not be occurring during the period commencing on the date of the deposit of the trust funds to defease the debt securities and ending on the 91st day after that date;

•	we must deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities:

—	will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and

—	will be subject to federal income tax on the same amounts and in the same manner and at all the same times as would have been the case if the covenant defeasance had not occurred;

•	we must deliver to the trustee an officer’s certificate and an opinion of counsel addressing compliance with the conditions of the defeasance or covenant defeasance; and

•	we must comply with any other conditions to the defeasance or covenant defeasance that the indenture may impose on us.

      The indenture requires that a nationally recognized firm of independent public accountants deliver to the trustee a written certification as to the sufficiency of the trust funds deposited for the defeasance or covenant defeasance of the debt securities.

      If indicated in the prospectus supplement, in addition to obligations of the United States or an agency or instrumentality of the United States, government obligations may include obligations of the government or an agency or instrumentality of the government issuing the currency in which debt securities of such series are payable. In the event that government obligations deposited with the trustee for the defeasance of such debt securities decrease in value or default subsequent to their being deposited, we will have no further obligation, and the holders of the debt securities will have no additional recourse against us, for any decrease in value or default.

      We may exercise our defeasance option for the debt securities even if we have already exercised our covenant defeasance option. If we exercise our defeasance option, payment of the debt securities may not be accelerated because of default or an event of default. If we exercise our covenant defeasance option, payment of the debt securities may not be accelerated because of default or an event of default with respect to the covenants to which the covenant defeasance is applicable. However, if acceleration occurs, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, because the required deposit in the defeasance trust is based on scheduled cash flow rather than market value, which will vary depending on interest rates and other factors.

Certain Definitions

      “Attributable Debt” means, as of the date of its determination, the present value (discounted semiannually at an interest rate implicit in the terms of the lease) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rates (such as those based on sales), provided, however, that in the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, Attributable Debt shall mean the lesser of the present value of (i) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and (ii) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

      “Consolidated Net Tangible Assets” means the total assets of us and our Subsidiaries, less current liabilities and certain intangible assets (other than product development costs).

      “Restricted Subsidiary” means any Subsidiary designated as a Restricted Subsidiary by our board of directors.

      “Sale and Leaseback Transaction” means any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any property (whether such property is now owned or hereafter acquired) located within the United States and having an acquisition cost plus capitalized improvements of 0.25% of Consolidated Net Tangible Assets that has been or is to be sold or transferred by us or such Restricted Subsidiary to such person, other than (i) temporary leases for a term, including renewals at the option of the lessee, of not more than three years; (ii) leases between us and a Restricted Subsidiary or between Restricted Subsidiaries; and (iii) leases executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of such property.

      “Secured Indebtedness” means:

•	indebtedness of us or any Restricted Subsidiary secured by any lien upon any property located within the United States and having an acquisition cost plus capitalized improvements of .25% of Consolidated Net Tangible Assets or the stock or indebtedness of a Restricted Subsidiary or

•	any conditional sale or other title retention agreement covering any property located within the United States and having an acquisition cost plus capitalized improvements of .25% of Consolidated Net Tangible Assets or the stock or indebtedness of a Restricted Subsidiary, but “Secured Indebtedness” does not include guarantees by us of Secured Indebtedness and Attributable Debt of any Restricted Subsidiary, guarantees by a Restricted Subsidiary of Secured Indebtedness and Attributable Debt of us and any Restricted Subsidiary, or any indebtedness secured by any lien or any conditional sale or other title retention agreement:

—	outstanding on the date of issuance of debt securities under the indenture,

—	incurred or entered into after the date of issuance of debt securities under the indenture to finance the acquisition, improvement or construction of such property and either secured by purchase money mortgages or liens placed on such property within 180 days of acquisition, improvement or construction,

—	on property located within the United States and having an acquisition cost plus capitalized improvements of .25% of Consolidated Net Tangible Assets or the stock or indebtedness of Restricted Subsidiaries and existing at the time of acquisition of the property, stock or indebtedness,

—	owing to us or any other Restricted Subsidiary,

—	existing at the time a corporation becomes a Restricted Subsidiary,

—	arising from any Sale and Leaseback transaction,

—	incurred to finance the acquisition or construction of property in favor of any country or any of its political subdivisions, and

—	replacing, extending or renewing any such indebtedness (to the extent such indebtedness is not increased).

      “Subsidiary” means any corporation of which we at the time own or control, directly or indirectly, more than 50% of the shares of outstanding stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency).

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

      The following briefly summarizes certain general terms and provisions of the convertible debt securities. The convertible debt securities offered pursuant to this prospectus will be unsecured obligations and will be either senior unsubordinated debt or subordinated debt. Convertible senior debt will be issued under a convertible senior debt indenture. Convertible subordinated debt will be issued under a convertible subordinated debt indenture. The form of convertible debt indenture, which includes the form of convertible debt securities, has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

      Where we make no distinction between convertible senior unsubordinated debt securities and convertible subordinated debt securities or between the convertible senior debt indenture and the convertible subordinated debt indenture, those summaries refer to any debt securities and either indenture. The prospectus supplements will describe the particular terms and provisions of any series of convertible debt securities. Therefore, you should rely on the information in the applicable prospectus supplement, especially when the information in the prospectus supplement is different from the information provided below. The provision of the prospectus supplement will control to the extent that any provision in any prospectus supplement is inconsistent with any provision in this summary.

      Because the following description is a summary, does not describe every aspect of the convertible debt securities, and is qualified in its entirety by the detailed information appearing in the relevant prospectus supplements.

General

      The indenture does not limit the aggregate principal amount of convertible debt securities that may be issued under the indenture. We may issue convertible debt securities from time to time in one or more series under the indenture. The convertible senior debt securities will be out unsecured and unsubordinated obligations and will rank equally with our other unsecured and unsubordinated indebtedness. The convertible subordinated debt securities will be our unsecured obligations and, as set forth below under “Convertible Subordinated Debt Securities,” will be subordinated in right of payment to all of our senior indebtedness.

      Because we are a holding company, our rights and the rights of our creditors (including the holders of convertible debt securities) and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

      The prospectus supplements will provide a description of the specific series of convertible debt securities we are offering by that prospectus supplement. The terms may include:

•	the specific designation of the convertible debt securities, including whether they are senior debt securities or subordinated debt securities;

•	the aggregate principal amount of the convertible debt securities;

•	the maturity date or dates of the principal of the convertible debt securities or the method of determining the maturity date or dates;

•	the rate or rates, which may be fixed or variable, at which the convertible debt securities will bear interest, if there is any interest, or the method of calculating the interest rate or rates;

•	the date or dates that interest will accrue or the method of determining that date or dates;

•	the date or dates that interest will be payable and the record date or dates for the interest payment date or dates;

•	the place or places where principal of or premium, if there is a premium, and interest on the convertible debt securities will be payable;

•	if we may redeem, at our option, the convertible debt securities in whole or in part,

        — the period or periods for the redemption,

        — the price or prices for the redemption, and

        — the terms and conditions for the redemption;

•	if we are obligated to redeem or purchase the convertible debt securities in whole or in part, pursuant to any sinking fund or similar provisions, upon the happening of specified events or at the option of a holder of the convertible debt securities,

        — the period or periods for the redemption,

        — the price or prices for the redemption, and

        — the terms and conditions for the redemption;

•	the denominations of the convertible debt securities that we are authorized to issue;

•	the terms and conditions upon which conversion will be effected, including:

        — the conversion price,

        — the conversion period, and

        — other conversion provisions;

•	if other than the principal amount, the portion of the principal amount of the convertible debt securities that will be payable upon declaration of the acceleration of the maturity, or the method by which that portion will be determined;

•	the person to whom any interest on any convertible debt security will be payable, if other than the person in whose name that convertible debt security is registered on the applicable record date;

•	any addition to, or modification or deletion of, any event of default or any covenant of us specified in the applicable indenture;

•	the application of the means of covenant defeasance specified for the convertible debt securities;

•	whether the convertible debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global security or securities;

•	any addition to, or modification or deletion of, any provision of the indenture related to the subordination of the convertible debt securities; and

•	any other special terms of the convertible debt securities.

      Unless the applicable prospectus supplement specifies otherwise, the convertible debt securities will not be listed on any securities exchange.

      Unless the applicable prospectus supplement specifies otherwise, we will issue the convertible debt securities in fully registered form without coupons. If we issue convertible debt securities of any series in bearer form, the applicable prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to those convertible debt securities and to payment on and transfer and exchange of those convertible debt securities. Convertible debt securities issued in bearer form will be transferable by delivery.

      The convertible debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to those convertible debt securities.

Payment, Registration, Transfer and Exchange

      Subject to any applicable laws or regulations, we will make payments on the convertible debt securities at a designated office or agency, unless the applicable prospectus supplement sets forth otherwise. At our option, however, we may make interest payments on the convertible debt securities in registered form:

•	by checks mailed by the applicable trustee to the holders of convertible debt securities entitled to interest payments at their registered addresses,

•	by wire transfer to an account maintained by the person entitled to interest payments as specified in the debt register, or

•	upon request of a holder of $1,000,000 principal amount or more, interest will be paid by wire transfer as described above.

      Unless the applicable prospectus supplement indicates otherwise, we will pay any installment of interest on convertible debt securities in registered form to the person in whose name the convertible debt security is registered at the close of business on the regular record date for that installment of interest.

      Unless the applicable prospectus supplement sets forth otherwise, convertible debt securities issued in registered form will be transferable or exchangeable at the agency we may designate from time to time. Convertible debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection with the transfer or exchange.

Conversion Rights

      An applicable prospectus supplement will set forth the terms on which the convertible debt securities of any series are convertible into common stock. Those terms will address whether conversion is mandatory, at the option of the holder or at our option. The terms may also provide that the number of shares of our common stock to be received by the holders of the convertible debt securities will be calculated according to the market price of our common stock as of a time stated in the prospectus supplement.

Convertible Subordinated Debt Securities

      For any convertible subordinated debt securities, the following provisions will apply.

      Before we pay the principal of, and premium and interest on, the convertible subordinated debt securities, we must be current and not in default on payment in full of all of our senior indebtedness. Senior indebtedness includes all of our indebtedness unless the indebtedness, by its terms, is subordinate in right of payment to or equal with the convertible subordinated debt securities. Indebtedness means the principal of, premium, if any, and any accrued and unpaid interest (including post-petition interest, whether or not allowable as a claim in bankruptcy) on:

•	indebtedness for money borrowed;

•	indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness;

•	obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; and

•	obligations under capitalized leases and equipment leases.

Indebtedness does not include amounts owed to trade creditors in the ordinary course of business.

      We may not pay the principal of, premium, if any, or interest on the convertible subordinated debt securities if:

•	any of our senior indebtedness is not paid when due (following the expiration of any applicable grace period); or

•	any other default on our senior indebtedness occurs and the maturity of any senior indebtedness is accelerated in accordance with its terms;

unless, in either case:

•	the failure to pay or the acceleration relates to senior indebtedness in an aggregate amount equal to or less than $50 million;

•	the default has been cured or waived or has ceased to exist;

•	the acceleration has been rescinded; or

•	the senior indebtedness has been paid in full.

      A failure to make any payment on the convertible subordinated debt securities as a result of the foregoing provisions will not limit the right of the holders of the convertible subordinated debt securities to accelerate the maturity as a result of the payment default.

      If any distribution of our assets is made upon any dissolution, total or partial liquidation or reorganization of or similar proceeding relating to us, the holders of senior indebtedness will be entitled to receive payment in full before the holders of the convertible subordinated debt securities are entitled to receive any payment. Because of this subordination, in the event of insolvency, our creditors who hold senior indebtedness or other unsubordinated indebtedness may recover a greater percentage of the debt owed to them than the holders of the convertible subordinated debt securities.

Book-Entry Procedures

      The applicable prospectus supplement for each series of convertible debt securities will state whether those convertible debt securities will be subject to the following provisions.

      Unless convertible debt securities in physical form are issued, the convertible debt securities will be represented by one or more fully registered global certificates, in denominations of $1,000 or any integral multiple of $1,000. Each global certificate will be deposited with, or on behalf of, DTC, and registered in its name or in the name of Cede & Co., its nominee. No holder of convertible debt securities initially issued as a global certificate will be entitled to receive a certificate in physical form, except as set forth below.

      DTC has advised us that:

•	DTC is:

        — a limited purpose trust company organized under the laws of the State of New York,

        — a member of the Federal Reserve System,

        — a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

        — a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act.

•	DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book entries, thereby eliminating the need for physical movement of certificates.

•	DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations.

•	Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

      Holders that are not DTC participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the convertible debt securities may do so only through DTC participants. In addition, holders of the convertible debt securities will receive all distributions of principal and interest from the trustee through DTC participants. Under the rules, regulations and procedures creating and affecting DTC and its operation, DTC is required to make book-entry transfers of convertible debt securities among DTC participants on whose behalf it acts and to receive and transmit distributions of principal of, and interest on, the convertible debt securities. Under the book-entry system, holders of convertible debt securities may experience some delay in receipt of payments, since the trustee will forward such payments to Cede & Co., as nominee for DTC, and DTC, in turn, will forward the payments to the appropriate DTC participants.

      DTC participants will be responsible for distributions to holders of convertible debt securities, which distributions will be made in accordance with customary industry practices. Although holders of convertible debt securities will not have possession of the convertible debt securities, DTC rules provide a mechanism by which those holders will receive payments and be able to transfer their interests. DTC participants are expected to convey the rights represented by their interests in any global security to the related holders, but DTC can act only on behalf of DTC participants. Consequently, the ability of holders of convertible debt securities to pledge the convertible debt securities to persons or entities that are not DTC participants or to otherwise act with respect to the convertible debt securities may be limited due to the lack of physical certificates for the convertible debt securities.

      Neither we nor the trustees under the indenture nor any respective agent will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the convertible debt securities or for supervising or reviewing any records relating to such beneficial ownership interests. Since the only “holder of convertible debt securities,” for purposes of the indenture, will be Cede & Co., as nominee of DTC, the trustee will not recognize holders of convertible debt securities as “holders of convertible debt securities,” and holders of convertible debt securities will be permitted to exercise the rights of holders only indirectly through DTC and DTC participants. DTC has advised us that it will take any action permitted to be taken by a holder of convertible debt securities under the indenture only at the direction of one or more DTC participants to whose accounts with DTC the related convertible debt securities are credited.

      All payments we make to the trustees will be in immediately available funds.

      We will issue physical certificates to holders of beneficial interests in a global certificate, or their nominees, if:

•	DTC advises the trustee in writing that it is no longer willing, able or eligible to discharge properly its responsibilities as depository and we are unable to locate a qualified successor,

•	we decide in our sole discretion to terminate the book-entry system through DTC, or

•	upon the request of a holder, following an event of default.

      In such event, the trustee under the applicable indenture will notify all holders of convertible debt securities through DTC participants of the availability of such physical convertible debt securities. Upon surrender by DTC of the definitive global note representing the convertible debt securities and receipt of instructions for reregistration, the trustee will reissue the convertible debt securities in physical form to holders or their nominees.

      Convertible debt securities in physical form will be freely transferable and exchangeable at the office of the applicable trustee upon compliance with the requirements set forth in the applicable indenture.

      No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge may be required.

Consolidation, Merger or Sale

      The indenture provides that we may merge or consolidate with or into any other corporation or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, if:

•	in the case of a merger or consolidation, we are the surviving corporation;

•	in the case of either a merger or consolidation where we are not the surviving corporation, or a sale, conveyance or other disposition of all or substantially all of our assets to another person:

—	the resulting successor or acquiring person is a corporation organized and existing under the laws of the United States or any state thereof; and

—	that corporation expressly assumes by supplemental indenture all our obligations under the convertible debt securities, any related coupons and the indentures;

•	immediately after giving effect to the merger or consolidation, or the sale, conveyance, transfer, lease or other disposition, no default or event of default under the indenture will have occurred and be continuing; and

•	certain other conditions are met.

      If a successor corporation assumes our obligations, then that successor corporation will succeed to and be substituted for us under the indentures and under the convertible debt securities and any related coupons, and all our obligations will terminate.

Events of Default, Notice and Certain Rights on Default

      Events of default under the indenture for a series of convertible debt securities are defined as:

•	default for 30 days in payment of any interest on any convertible debt security of that series or any related coupon or any additional amount payable for the convertible debt securities of that series as specified in the applicable prospectus supplement when due;

•	default in payment of principal or premium, if any, on redemption or otherwise, or in the making of a mandatory sinking fund payment of any convertible debt securities of that series when due;

•	default for 60 days after notice to us by the trustee, or to us and the trustee by the holders of 25% or more in aggregate principal amount of the outstanding convertible debt securities of that series, in the performance of any other agreement applicable to the convertible debt securities of that series, in the indenture or in any supplemental indenture under which the convertible debt securities of that series may have been issued; and

•	certain events of bankruptcy, insolvency or reorganization.

      If an event of default specified in the indenture for the convertible debt securities of any series occurs and is continuing, either the trustee for that series or the holders of 25% or more in aggregate principal amount of the outstanding convertible debt securities of that series, by written notice to us, may:

•	declare the principal of all the convertible debt securities of that series to be due and payable, or

•	in the case of original issue discount convertible debt securities or indexed convertible debt securities, declare the portion of the principal amount specified in the applicable prospectus supplement to be due and payable.

      If the holders of convertible debt securities of a series give notice of the declaration of acceleration to us, then they are also required to give notice to the trustee for that series.

      The trustee for any series of convertible debt securities is required to give notice to the holders of the convertible debt securities of that series of all uncured defaults within 60 days after the occurrence of a default known to it on convertible debt securities of that series. In addition, notice will not be given until 60 days after the occurrence of a default on convertible debt securities of that series involving a failure to perform a covenant other than the obligation to pay principal, premium, if any, or interest, if any, or make a mandatory sinking fund payment. In addition, the trustee may withhold that notice if and so long as a committee of its responsible officers in good faith determines that withholding that notice is in the interest of the holders of the convertible debt securities of that series, except in the case of a default in payment on the convertible debt securities of that series. Default means any event that is, or, after notice or passage of time or both, would be, an event of default.

      The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of convertible debt securities, unless those holders have offered the trustee reasonable indemnity. Subject to those trustee indemnification provisions, the holders of not less than a majority in aggregate principal amount of the convertible debt securities of each series affected (with each series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or power conferred on the trustee.

      We will file annually with the trustees a certificate as to our compliance with all conditions and covenants of the indenture.

      The holders of at least a majority in aggregate principal amount of any series of convertible debt securities, by notice to the trustee for that series, may waive, on behalf of the holders of all convertible debt securities of that series, any past default or event of default with respect to that series and its consequences, and may rescind and annul a declaration of acceleration with respect to that series. However, a default or event of default in the payment of the principal of, or premium or interest on, any convertible debt security and certain other defaults may not be waived.

Modification of the Indentures

      We, as well as the trustee for a series of convertible debt securities, may enter into one or more supplemental indentures, without the consent of the holders of any of the convertible debt securities, in order to:

•	evidence the succession of another corporation to us and the assumption of all of our obligations under the debt securities, any related coupons and its covenants by a successor;

•	add to our covenants or surrender any of our rights or powers;

•	add additional events of default for any series;

•	add, change or eliminate any provision affecting convertible debt securities not yet issued;

•	secure the convertible debt securities;

•	establish the form or terms of convertible debt securities not yet issued;

•	evidence and provide for successor trustees;

•	if allowed without penalty under applicable laws and regulations, permit payment in respect of convertible debt securities in bearer form in the United States; or

•	correct or supplement any inconsistent provisions, cure any ambiguity or mistake, or add any other provisions, on the condition that this action does not adversely affect the interests of any holder of convertible debt securities of any series issued under the indenture in any material respect.

      In addition, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding convertible debt securities of each series affected by the supplemental indenture, we and the trustee may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or any supplemental indenture or modifying the rights of the holders of convertible debt securities of that series. However, no supplemental indenture may, without the consent of the holder of each convertible debt security that is affected:

•	change the time for payment of principal or interest on any convertible debt security;

•	reduce the principal of, or any installment of principal of, or interest on any convertible debt security;

•	reduce the amount of premium, if any, payable upon the redemption of any convertible debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of an original issue discount convertible debt security;

•	impair the right to institute suit for the enforcement of any payment on or for any convertible debt security;

•	modify the conversion rights or provisions with respect to subordination in a manner adverse to the holders;

•	reduce the percentage in principal amount of the outstanding convertible debt securities of any series the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

•	modify the provisions relating to waiver of some defaults or any of the foregoing provisions; or

•	change the currency of payment.

      Any supplemental indenture will be filed with the SEC as an exhibit to:

•	a post-effective amendment to the registration statement of which this prospectus is a part;

•	an annual report on Form 10-K;

•	a quarterly report on Form 10-Q; or

•	a current report on Form 8-K.

Covenant Defeasance

      If the applicable prospectus supplement so indicates, we may elect to be released from our obligations for certain covenants applicable to the convertible debt securities of any series upon deposit with the related trustee of an amount sufficient to discharge the indebtedness evidenced by the convertible debt securities of that series. The deposit must consist of either money or obligations of the United States or any agency or instrumentality of the United States the payment of which is backed by the full faith and credit of the United States, which, through the payment of principal and interest on those obligations and complying with their terms, will provide funds in an aggregate amount sufficient to pay when due, including as a consequence of redemption in respect of which notice is given on or prior to the date of irrevocable deposit, the principal of, premium, if any, and interest on all convertible debt securities of the series.

      When a covenant defeasance occurs, we will:

•	be released only from our obligations to comply with certain covenants contained in the indenture relating to the convertible debt securities,

•	continue to be obligated in all other respects under those convertible debt securities, and

•	continue to be contingently liable for the payment of principal, premium and interest for those convertible debt securities.

      Unless the applicable prospectus supplement specifies otherwise and except as described below, the conditions to covenant defeasance are as follows:

•	the covenant defeasance must not result in a breach or violation of, or constitute a default or event of default under, the applicable indenture or any other of our material agreements or instruments;

•	certain bankruptcy-related defaults or events of default with respect to us must not have occurred and be continuing during the period commencing on the date of the deposit of the trust funds to defease the convertible debt securities and ending on the 91st day after that date;

•	we must deliver to the trustee an opinion of counsel to the effect that the holders of the convertible debt securities:

—	will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and

—	will be subject to federal income tax on the same amounts and in the same manner and at all the same times as would have been the case if the covenant defeasance had not occurred;

•	we must deliver to the trustee an officer’s certificate and an opinion of counsel addressing compliance with the conditions precedent to covenant defeasance; and

•	we must comply with any additional conditions to the covenant defeasance that may be imposed on us pursuant to the applicable indenture.

      The indenture requires that a nationally recognized firm of independent public accountants deliver to the trustee a written certification as to the sufficiency of the trust funds deposited for covenant defeasance of the convertible debt securities. Holders of the convertible debt securities do not have recourse against that firm under the indenture.

      If we exercise our covenant defeasance option, payment of the convertible debt securities may not be accelerated because of a default or an event of default for the covenants to which the covenant defeasance is applicable. However, if acceleration occurs, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the convertible debt securities, because the required deposit in the defeasance trust is based on scheduled cash flow rather than market value, which will vary depending on interest rates and other factors.

      The applicable prospectus supplement may further describe the provisions, if any, applicable to covenant defeasance for convertible debt securities of a particular series.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND THE

STOCK PURCHASE UNITS

      We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

      The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

•	our debt securities, convertible debt securities or convertible subordinated debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities;

securing the holders’ obligations to purchase the common stock under the stock purchase contracts.

      The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

      The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units, and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, the prepaid securities and the document contracts or stock purchase units, and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the SEC promptly after the offering of the stock purchase contracts or stock purchase units, as necessary. Material U.S. federal income tax consideration applicable to the stock purchase contracts and the stock purchase units will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

      We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including

•	the name or names of any underwriters, if any, and if required, any dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

      Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

      If we use underwriters in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to specific limited conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

      We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

      We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

      In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

      We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

      In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

      All securities we offer other than common stock will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

      Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the securities being offered as long as the stabilizing bids do not exceed a specified maximum. Underwriters may over-allot the offered securities in connection with the offering, thus creating a short position in their account. Syndicate covering transactions involve purchases of the offered securities by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

      Perkins Coie LLP, Seattle, Washington, will provide Esterline with an opinion as to the legality of the securities we are offering.

EXPERTS

      Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule included or incorporated by reference in our Annual report on Form 10-K for the year ended October 31, 2003, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

$300,000,000

Esterline Technologies Corporation

Common Stock

Debt Securities

Convertible Debt Securities

Stock Purchase Contracts

Stock Purchase Units

PROSPECTUS

                        , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following table sets forth the estimated costs and expenses, other than underwriting discounts, payable by the registrant in connection with the offering of the securities being registered.

SEC registration fee	$38,010
NASD filing fee	*
New York Stock Exchange listing fee	*
Transfer Agent and registrar fee	*
Legal fees and expenses	*
Accounting expenses	*

Total	*

*	To be provided by amendment or as an exhibit to a filing with the SEC under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended.

Item 15.	Indemnification of Directors and Officers

      Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

      Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under standards set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine, that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 145 of the DGCL further provides that, to the extent a director or officer of a Delaware corporation has been successful in the defense of any action, suit or proceeding referred to in subsections 145(a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

      Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

      Article Eighth, Section 1 of the Registrant’s Restated Certificate of Incorporation provides that, to the fullest extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article Eighth shall not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

      Article Eighth, Section 2 of the Registrant’s Restated Certificate of Incorporation requires indemnification of officers and directors to the fullest extent permitted under Delaware law. Subject to any restrictions imposed by Delaware law, the Restated Certificate of Incorporation provides an unconditional right to indemnification for all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person entitled to indemnification in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director or officer of the Registrant or that, being or having been a director or officer or an employee of the Registrant, such person is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including an employee benefit plan. However, board approval is required with respect to indemnification for any proceeding initiated by a person entitled to indemnification. Section 2 of Article Eighth also provides that the Registrant may, by action of its board of directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

      The Registrant’s officers and directors are covered by insurance (with certain exceptions and limitations) that indemnifies them against losses for which the Registrant grants them indemnification and for which they become legally obligated to pay on account of claims made against them for wrongful acts committed before or during the policy period. Additionally, the Registrant’s outside directors are covered by a similar insurance policy.

Item 16.	Exhibits

Exhibit
Number	Description

1.1	Form of Underwriting Agreement*
4.1	Rights Agreement dated as of December 11, 2002, between Esterline Technologies Corporation and Mellon Investor Services LLC, as Rights Agent, which includes as Exhibit A the Form of Certificate of Designation of Series B Serial Preferred Stock, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Shares (Incorporated by reference to Exhibit 4.1 of Esterline Technologies Corporation’s Registration Statement on Form 8-A, as amended, filed on December 12, 2002)
4.2	Form of Debt Indenture
4.3	Form of Convertible Debt Indenture
4.4	Form of Debt Security (included in Exhibit 4.2)
4.5	Form of Convertible Debt Security (included in Exhibit 4.3)
5.1	Opinion of Perkins Coie LLP
12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm
23.2	Consent of Perkins Coie LLP (included in its opinion filed as Exhibit 5.1 hereto)
24.1	Power of Attorney (included on signature page)
25.1	Form T-1 Statement of Eligibility of Trustee under Debt Indenture*
25.2	Form T-1 Statement of Eligibility of Trustee under Convertible Debt Indenture*

*	To be filed by amendment or as an exhibit to a report on Form 8-K under the Exchange Act, subsequent to effectiveness, pursuant to Regulation S-K, Item 601(b)(1) under the Exchange Act.

Item 17.	Undertakings

      A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement;

(i) To include any prospectus required by Section l0(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price, set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

      B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      D. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on August 3, 2004.

ESTERLINE TECHNOLOGIES CORPORATION

By:	/s/ ROBERT W. CREMIN

Robert W. Cremin
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

      Each person whose signature appears below hereby constitutes, appoints and authorizes Robert W. Cremin, and Robert D. George, or any of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-3 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any other laws, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on August 3, 2004.

Signature	Title

/s/ ROBERT W. CREMIN Robert W. Cremin	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ ROBERT D. GEORGE Robert D. George	Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

/s/ RICHARD R. ALBRECHT Richard R. Albrecht	Director

/s/ LEWIS E. BURNS Lewis. E. Burns	Director

Signature	Title

/s/ ROSS J. CENTANNI Ross J. Centanni	Director

/s/ JOHN F. CLEARMAN John F. Clearman	Director

/s/ ROBERT S. CLINE Robert S. Cline	Director

/s/ ANTHONY P. FRANCESCHINI Anthony P. Franceschini	Director

/s/ JERRY D. LEITMAN Jerry D. Leitman	Director

/s/ JAMES L. PIERCE James L. Pierce	Director

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Form of Underwriting Agreement*
4.1	Rights Agreement dated as of December 11, 2002, between Esterline Technologies Corporation and Mellon Investor Services LLC, as Rights Agent, which includes as Exhibit A the Form of Certificate of Designation of Series B Serial Preferred Stock, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Shares (Incorporated by reference to Exhibit 4.1 of Esterline Technologies Corporation’s Registration Statement on Form 8-A, as amended, filed on December 12, 2002)
4.2	Form of Debt Indenture
4.3	Form of Convertible Debt Indenture
4.4	Form of Debt Security (included in Exhibit 4.2)
4.5	Form of Convertible Debt Security (included in Exhibit 4.3)
5.1	Opinion of Perkins Coie LLP
12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm
23.2	Consent of Perkins Coie LLP (included in its opinion filed as Exhibit 5.1 hereto)
24.1	Power of Attorney (included on signature page)
25.1	Form T-1 Statement of Eligibility of Trustee under Indenture*
25.2	Form T-1 Statement of Eligibility of Trustee under Convertible Debt Indenture*

*	To be filed by amendment or as an exhibit to a report on Form 8-K under the Exchange Act, subsequent to effectiveness, pursuant to Regulation S-K, Item 601(b)(1) under the Exchange Act.